AMENDMENT TO MANUFACTURING, DISTRIBUTION & LICENSE AGREEMENT

          This Amendment to Manufacturing, Distribution and License Agreement (the "Amendment") is made this 31st day of October, 2000 by and between L.A. Gear, Inc. (the "Company") and West Coast Sports S.A. de C.V. (the "Licensee").


         WHEREAS, the parties entered into that certain Manufacturing, Distribution and License Agreement dated as of March 12, 1998, as amended August 1, 1998, November 19, 1998, April 29, 1999, and November 16, 1999 (the
"Agreement"); and

         WHEREAS, the parties wish to amend the Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1. A new Section 5(g) is added to the Agreement:

         "g) Licensee shall pay the Company in monthly installments only actual Royalties during the period October I, 2000 through December 31, 2000 at a rate of 4(degree)/O of Net Sales. The differential between actual Royalties and the Minimum Royalty that would have been due from October 1, 2000 through December 3 1, 2000 (which is $ 18,750.00) must be paid at the end of the current license term, December 31, 2002. However, if in any year prior to the expiration of the current license term the Licensee's Net Sales exceed the Minimum Royalty in any one year, by an amount equal to or greater than the amount to have been paid in the period of October I, 2000 through December 3 1, 2000, the amount that would have been due for this period will be canceled.

         2. The following Section 14(h) is amended to read in its entirety:
         "h) Notwithstanding the Company's right to terminate this Agreement as provided herein, the Company shall have the right to terminate this Agreement in the event any one of the following events occur:
                  (i) In the event there are no new L.A. GEAR branded footwear sales by Licensee of either domestic or imported product in the Territory by March I, 2001; or (ii) In the event actual royalties paid by Licensee from December 1, 2000 through November 30, 2001 are less than US$100,000; or (iii) In the event actual royalties paid by Licensee from December I, 2001 through November 30, 2002 are less than US $ 150,000."
         3. This Amendment may be signed in counterparts, each of which shall be deemed an original. For the purposes of this Amendment, a facsimile signature shall be deemed an original signature.
         4. All other terms and conditions of the Agreement shall remain in full force and effect. IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first written above.

                  "Licensee"                                  "Company"

                  West Coast Sports S.A. DE C.V.    L.A. Gear, Inc.


                  By /s/ Carol Kolozs               By: /s/ William Sherman
                  --------------------           ---------------------------
                  Title: President                  Title: Vice-President




         LA GEAR

         Via Facsimilie: 011-525-260- 8408

         November 16, 1999
         Mr. Carol Kolozs
         West Coast Sports
         Lago Chalco 156
         Col. Anahuac
         11320 Mexico, D.F.
         Re: Amendment to Manufacturing, Distribution & License Agreement
         Dear Carol:
                  Reference is made to that certain Manufacturing, Distribution & License Agreement dated as of March 12, 1998 by and between L.A. Gear, Inc. (the "Company") and West Coast Sports S.A. de C.V. ("Licensee"), as amended August 1, 1998, November 19,1998 and Apri1 29, 1999 (the "Agreement"), This amendment to the Agreement formalizes your verbal agreement with David Gatto regarding certain provisions of the Agreement. References to Section numbers refer to the Section numbers in the Agreement.

                  The Company and Licensee agree to amend the Agreement as follows:

          1. Section 5(e) is amended to delete any requirement for Licensee to pay the Company Guaranteed Minimum Royalties through the Initial Term of the Agreement.
         2.       A new Section 5(f) is added to the Agreement:

          "f) The Company agrees that during the period July I, 1999 through September 30, 2000, for Net Sales in excess of US $2,000,000, the Royalty Rate shall be 2%."

          3. Section 6(a) of the Agreement is amended to state in its entirety:

                  "a) Beginning with Licensee's November 1999 sales, royalties shall be paid to the Company in monthly installments. The monthly installments shall be due to the Company within sixty (60) days following the end of the sales month and shall be deemed late if payment is not received on or before ninety (90) days following the end of the sales month. For example, a royalty payment for November 1999 sales shall be due on February 1, 2000 and shall be deemed late if not paid on or before February 29, 2000.
                  In addition, with regard to past royalty payments due the Company, Licensee agrees to pay the Company US $30,000 on or before December 15, 1999. Such payments may be made in several payments or by a lump sum payment so long as the funds are received by the Company before December 15,1999.
         4.        The following sentence shall be added to Section 10(c):
                  "Licensee agrees to provide to the Company visual or written proof that Licensee has expended not less that one percent (1%) of Net Sales for the Contract Year; such proof may be through presentation of photo shoots for the Licensed Articles, point of sale materials and fixtures." 5. The following Section 14(h) is added to the Agreement:
                  "h Notwithstanding the Company's right to terminate this Agreement as provided herein, the Company shall have the right to terminate this Agreement in the event either of the two following events occur:
                               (i) In the event there are no new L.A. Gear branded footwear sales by Licensee of either domestic or imported product in the Territory by May 1,2000; or (ii) In the event actual royalties paid by Licensee from the date hereof through November 30, 2000 are less than US $75,000; or
                               (iii) In the event actual royalties paid by Licensee from December 1, 2000 through November 30,2001 are less than US $100,000; or (iv) In the event actual royalties paid by Licensee from December 1, 2001 through November 30, 2002 are less than US $150,000."

          6. This Amendment may be signed in counterparts, each of which shall be deemed and original. For the purposes of this Amendment, a facsimile signature shall be deemed an original signature.

          7. All other terms and conditions of the Agreement shall remain in full force and effect. If the above correctly sets forth our agreement, please sign in the space provided below and fax a signed copy to me at 310-253-7740.

         Sincerely,

         /s/ William R. Sherman
         William R. Sherman
         Vice President, General Counsel and Secretary

          Agreed and accepted this -day of November 1999 by West Coast Sports S.A. de C.V.

         /s/ Carol Kolozs
         Carol Kolozs
         Cc: David Gatto
         Garn Anderson

         LA GEAR.
         Carol Koloz                                             April 29, 1999
         West Coast Sports
         Lago Chalco 156
         Col. Anahuac
         11320 Mexico D.F.C.P.;Mexico
         Dear Carol:

         As we discussed April 28, in principal we agree to your proposed payment schedule; however, our acceptance has a condition and several clarifications.

         Since it still remains that your ultimate success with the L.A. GEAR brand depends on securing adequate financing, our acceptance" is conditioned upon your closing your current private placement financing. We request for our files, that you provide us a copy of your escrow statement when you break escrow at whatever level of finding you achieve.

         Also, I wish to clarify that the $100,000 minimum payment will be paid by our fiscal year end of November 30, 1999 according to the following schedule:

         $20,000 by July 15. 1999
         $20,000 by August 15. 1999
         $20.000 by September 15, 1999
         $20,000 by October 15.1999
         $20,000 by November 15, 1999
         and an additional $20,000 minimum payment by December 15. 1999.

         Furthermore, royalties earned, at 15% of Net Sales for calendar year 1999 (up to a total of $150,000), will be paid on or before January 31, 2000, that the amount is greater than the minimums paid.

         Finally, by September 1, 1999, we will agree on how to handle the amount of current minimum royalties that have not been paid in 1999. (i.e. the difference between $230.000 and what would have been paid).

         Please acknowledge your acceptance of these terms by dating, signing and returning this letter.

         Best regards,

         /s/ William R. Sherman
         William R. Sherman
         Vice President, General Counsel and Secretary

          Agreed and accepted this 30 day of April, 1999 by West Coast Sports /s/ Carol Kolozs Carol Kolozs







         SECOND AMENDMENT TO MANUFACTURING, DISTRIBUTION AND LICENSE AGREEMENT

          This Second Amendment to Manufacturing, Distribution and License Agreement (the "Amendment") is made this 19th day of November by and between L.A. Gear, Inc. (the "Company") and West Coast Sports S.A. de C. V. ("Licensee").

          WHEREAS,   the  parties  entered  into  that  certain   Manufacturing,
     Distribution and License Agreement dated as of March 12, 1998, as amended September 20, 1998 (the "Agreement"); and

         WHEREAS, the parties wish to amend the Agreement.
                                                          -
         NOW, THEREFORE, the parties agree as follows:

          1. The Second Contract year and Third Contract Year Minimum Royalty referred to in Section 5 (e) of the Agreement is amended to read as follows:

         Year                                             Minimum       Royalty
         -----------------------------------------------------------    --------
         Second Contract Year                          $ 230,000*
         Third Contract Year                           $ 230,000*

         * The Second Contract Year and Third Contract Year Minimum Royalty payments shall be made in equal quarterly installments of $57,500 each on or before the following dates in 1999 and 2000: January 30, April 30, June 30 and October 30.

         2. This Amendment may be signed in counterparts, each of which shall be deemed an original. For the purposes of this Amendment, a facsimile signature shall be deemed an original signature.

          3. All other terms and conditions of the Agreement shall remain in full force and effect

         IN WITNESS WHEREOF, each of the parties hereto have executed this Amendment as of the date and year first written above.


         "LICENSE                                          "COMPANY"

         L.A. GEAR, INC.                  WEST COAST SPORTS S. A. DE C. V


         By: /s/ illegible                By:/s/ Carol Kolozs
         -----------------                ---------------------

         Title:President                  Title: _President

         AMENDMENT TO MANUFACTURING, DISTRIBUTION AND LICENSE AGREEMENT

          "This Amendment to Manufacturing. Distribution and License Agreement (the '. Amendment") is made this __day of August. 1998 by and between L.A. Gear, Inc. (the "Company} and West Coast Sports S.A- dc C.V. (formerly Africa Holding5 S.A. de C. V.)("Licensee").

          WHEREAS,   the  parties  entered  into  that  certain   Manufacturing,
     Distribution and License Agreement dated as of March 12, 1998 (The "Agreement"); and

          WHEREAS, the parties wish, to amend the Agreement. NOW, THEREFORE, the parties agree as follows:

          1. License has notified the Company that it has changed its name from Aarica Holdings S.A. de C. V. to West Coast Sports SA. de C. V. and the Company acknowledges and agrees to the name change.

         2. Section 5 (e) of the Agreement is amended to read as follows:

          "e) Notwithstanding the provisions of Articles 5(b) and 5(c). Licensee agrees to pay the Company a guaranteed minimum royalty with respect to the Footwear and Non-Footwear Licensed Articles:


         Year                             Minimum Cumulative           Royalty Minimum Royalty
         ----                             ------------------           ------------------------


         First Contract Year                  $50.000                         $ 50,000
         Second Contract Year                 $150,000                        $200,000
         Third Contract Year                  $150,000                        $350.000
         Fourth Contract Year                 $150,000                        $500,000
         Fifth Contract Year                  $150,000                        $650.000


         In the event this Agreement is terminated on a date other than the last day of a Contract Year, the Minimum Royalty shall be prorated through the date termination. Licensee agrees to pay the remaining Minimum Royalty of $25,000 for the first Contact Year on or before October 31, 1998 3. This Amendment may be signed in counterparts, each of which shall be deemed an original. For the purpose of this Amendment, a facsimile signature shall be deemed an original signature.

          4. All other terms and conditions of the Agreement shall remain in full force and effect. IN WITNESS WHEREOF, each of the parties hereto have executed this Amendment as of the date and year first written above.


         "LICENSEE"                                         "COMPANY"


         WEST COAST SPORTS S.A. C. V.             L.A. GEAR INC.

         By: /s/ Carol Kolozs                 By: _/s/ illegible_________
             -----------------                 --------------------------

         Title: _President_                   Title: President___________
                 ------------                  ---------------- ---------

          MANUFACTURING, DISTRIBUTION & LICENSE AGREEMENT BETWEEN L. A. GEAR, INC. and AARICA HOLDING S.A. DE C. V. AGREEMENT, made as of the 12th day of March, 1998, by and between L. A. Gear, Inc., a California corporation, having its principal place of business at 2850 Ocean Park Boulevard, Santa Monica, California 90405 ("Company") and Aarica Holding S.A. de C. V , a corporation duly registered and existing under the laws and having its principal office and business at Lago Chalco 156, Col. Anahuac, Mexico, D.F.C.P. 11320 ("Licensee").


         WHEREAS, Company is in the business of manufacturing, advertising, distributing and selling athletic and leisure footwear, activewear and accessories and is the exclusive owner of the valuable name and mark "L.A. GEAR" both alone and in various logo forms, marks containing and consisting of the designation "L.A." and other trademarks, of certain trade names, and of various patents, logos and designs associated therewith; and WHEREAS, Licensee desires to manufacture and sell in Mexico on an exclusive basis, athletic and leisure footwear identical or substantially identical to the footwear, activewear and accessories manufactured by or for the Company and sold by the Company under the "L.A. Gear" name and trademarks, and to obtain the advisory services and assistance of the Company in connection therewith.
         NOW, THEREFORE, in consideration of the mutual covenants, representations and promises herein contained, the Company and Licensee agree as follows:
         1.  DEFINITIONS
         For the purposes of this Agreement, the following definitions shall apply:
         a) "Company Marks" shall mean all logos and trademarks, including without limitation the name and mark "L. A. Gear", both alone and in various logo forms and marks containing and consisting of the designation "L.A.", names, emblems, symbols or identifying designs now utilized or which shall be utilized in the future or which shall be utilized in the future by the Company in connection with the conduct of its business and the sale of its products. b) "Licensed Articles" shall mean the athletic and leisure footwear, activewear and accessories identical or substantially identical to the athletic and leisure footwear, activewear and accessories manufactured by or for the Company and sold by the Company. As set forth herein, athletic and leisure footwear is sometimes referred to as "Footwear Licensed Articles" and activewear and accessories is sometimes referred to as "Non-Footwear Licensed Articles". c) "Net Sales" shall mean the dollar amount of gross sales of all Licensed Articles bearing any of the Company Marks invoiced by Licensee to its customers for all transactions including without limitation all sales made pursuant to any bartering arrangements, after deducting credits for returns, trade discounts and related sales taxes. d) "Territory" shall mean Mexico.
         e) "Contract Period" shall mean that period of time commencing on March 12, 1998 and ending on December 31, 2002. f) "Contract Year" shall mean a period of twelve (12) successive months commencing on any first day of January during the Contract Period and ending on December 31; however, for the purposes of this Agreement, "First Contract Year" shall mean March 12 through December 31, 1998.
         g) "Contract Year Quarter" shall mean a three (3) month period commencing on January 1, April, July I and October I of any Contract Year.
         2. GRANT OF LICENSE
            -----------------
         Company hereby grants to Licensee, subject to the terms and conditions herein, the exclusive right and license to utilize the "Company Marks" throughout the Territory during the Contract Period in connection with the manufacture, advertisement, promotion, distribution and sale to the wholesale and retail trade of Licensed Articles. This license does not authorize and expressly forbids Licensee to manufacture, export, distribute or sell such Licensed Articles in any other part of the world, unless specifically authorized by Company in writing or required by law. 3. USE OF COMPANY MARKS a) Licensee agrees to use the Company Marks only within the Territory and during the Contract Period, and only with respect to the manufacture, promotion, advertisement, distribution and sale of the Licensed Articles and only after it has received the written approval of the Company as to samples of the Licensed Articles intended to be manufactured and sold by Licensee, and as to the specific Company Marks Licensee intends to affix to particular Licensed Articles and any and all other marks, names, lettering, words, or designs of any description Licensee intends to use on or in relation to the Licensed Articles. Licensee shall not thereafter apply or use any new or additional marks, names, lettering, words, or designs of any description on or in relation to the Licensed Articles without the express prior written consent of the Company.
         b) Licensee agrees that it will reasonably comply with the Company's standards which may be published from time to time by the Company and distributed to Licensee in the future. c) The license to use the Company Marks is granted upon the express condition that all Licensed Articles manufactured by Licensee bearing any of the Company Marks will conform to the standards for grade, quality, and style reasonably established from time to time by the Company. In the event the Company reasonably changes its standards, Licensee shall have one hundred eighty (180) days to comply with any new standards established by the Company. Any Licensed Articles bearing any of the Company Marks manufactured by Licensee which are seconds or irregulars shall not be sold by Licensee without the prior written consent the Company, which consent shall not be unreasonably withheld. d) The Company shall at any and all times have the right to inspect the Licensed Articles bearing any of the Company Marks manufactured by Licensee to determine whether such Licensed Articles in fact conform to the established standards and other terms of this Agreement. If at any time the Company shall be of the opinion that Licensed Articles bearing .any of the Company Marks manufactured by Licensee do not conform to the required standards, it may give notice of the deficiency to Licensee which shall promptly thereafter remove or cause to be removed any of the Company Marks from such non-conforming products, shall cease to affix the Company Marks to other Licensed Articles which do not meet the standards, and shall cease thereafter to manufacture, promote, advertise, distribute or offer for sale any such non- conforming Licensed Articles bearing any of the Company Marks. All factories at which Licensee desires to have Licensed Articles manufactured, and all agents from whom Licensee desires to import Licensed Articles, shall be approved in advance in writing by the Company. It is understood and specifically agreed that upon termination of this Agreement, Licensee shall immediately cease using the Company Marks in the manufacture, promotion, advertisement, sale or distribution of the Licensed Articles, except as otherwise provided In this Agreement.
         4. TERM OF AGREEMENT
         Unless sooner terminated pursuant to the provisions of this Agreement, this Agreement shall remain in effect for the Contract Period. This Agreement will automatically renew for an additional five (5) year term beginning January 1, 2003 and ending December 31, 2007 provided: (i) Licensee has not breached the Agreement during the initial term of the Agreement, and (ii) Licensee agrees to pay a minimum royalty of $200, 000 per year (cumulative minimum royalty of$1,000,000) during the additional five year term.
         5. ROYALTIES
         a) In consideration for the license granted to Licensee by the Company herein, Licensee, for the First Contract Year, shall pay the Company a royalty of $ 25,000 with respect to all Footwear Licensed Articles and Non-Footwear Licensed Articles sold by Licensee. This lump sum royalty shall be paid by Licensee to Company within sixty (60) days of the execution of this Agreement.
         b) Beginning with the First Contract Year, Licensee shall pay the Company a royalty, less applicable withholding taxes, equal to the following percent of the Net Sales made by Licensee of the Footwear and Non-Footwear Licensed Articles (the "Earned Royalties").
         FOOTWEAR AND NON-FOOTWEAR LICENSED ARTICLES
         --------------------------------------------
         FIRST CONTRACT YEAR    4 %
         SECOND CONTRACT YEAR   4 %
         THIRD CONTRACT YEAR    4 %
         FOUR CONTRACT YEAR     4 %
         FIFTH CONTRACT YEAR    4 %
         c) In the event this Agreement is terminated on a date other than the last day of a Contract Year, the Earned Royalties shall be based upon actual Net Sales through the date of termination. d) Licensee shall remove the Company Marks from any defective products which do not meet the Company's standards for first or second quality merchandise and no royalty shall be payable hereunder with respect to the sale of such substandard products. This requirement to remove all Company Marks shall be operative irrespective of the fact that such substandard products may be customarily sold in the Territory for the same price as first quality merchandise. The Company shall have the right to prohibit Licensee from selling such substandard products, if, in the opinion of the Company, such products may tend to be confused by the public with any of the Licensed Articles manufactured under this Agreement bearing Company Marks, or which, in the opinion of the Company, infringes in any manner Company Marks. e) Notwithstanding the provisions of Articles 5(b) and 5(c), Licensee agrees to pay The Company a guaranteed minimum royalty with respect to the Footwear and Non- Footwear Licensed
         Articles:
                                    MINJMUM          CUMULATIVE
         YEAR                       ROYALTY        MINIMUM ROYALTY
         ---------------------------------------------------------------------
         FIRST CONTRACT YEAR        $75,000           $ 75,000
         SECOND CONTRACT YEAR       $120,000          $195,000
         THIRD CONTRACT YEAR        $140,000          $335,000
         FOUR CONTRACT YEAR         $150,000          $ 485,000
         FIFTH CONTRACT YEAR        $150,000          $ 635,000


         In the event this Agreement is terminated on a date other than the last day of a Contract Year, the Minimum Royalty shall be pro-rated through the date of termination. 6. SCHEDULE OF ROYALTY PAYMENTS a) The Minimum Royalty for each year shall be paid to the Company in quarterly installments on or before the thirtieth (30th) day of the first month of each Contract Year Quarter.
         b) Licensee  shall  deliver to the  Company on or before the  fifteenth
         (15th) day following the conclusion of each Contract Year Quarter a complete and accurate itemized statement, certified by Licensee's chief fiscal officer as accurate and complete, stating the number, description, gross sales price, itemized deductions from gross sales price and net sales price of the Licensed Articles manufactured, distributed or sold by Licensee during the preceding Contract Year Quarter. Concurrently with the delivery of the itemized statement for the preceding Contract Year Quarter, Licensee shall pay the Company an amount equal to the total Earned Royalties during the preceding Contract Year Quarter, minus the Minimum Royalty paid to the Company whether or not any Licensed Articles bearing any Company Marks have been sold or distributed by Licensee during the preceding Contract Year Quarter. Receipt or acceptance by the Company of any statements furnished pursuant to this Agreement or any sums hereunder shall not preclude the Company from questioning the accuracy thereof at any time, and in the event that any inconsistency or mistake is discovered in such statement or payments, they shall be rectified immediately and the appropriate payments made by Licensee.
         c) Licensee covenants and agrees that it will keep full and accurate books of accounts and records covering all business transactions made pursuant to this Agreement, including original invoices, production, accounts receivable and other records, and these accounts and records shall at all reasonable times be open and available to the Company and its representatives for inspection, examination and audit. All books of account and records shall be kept relative to this Agreement for a period of not less than two (2) years after the termination of this Agreement and Licensee agrees to allow the Company and its representatives to examine same at reasonable times during such period. In the event that any inspection, examination or audit conducted pursuant to this paragraph discovers errors resulting in the underpayment of royalties by Licensee to the Company of Five Percent (5%) or more, all expenses of such inspection, examination or audit (including travel and room and board) shall be paid by Licensee.
         d) In addition to royalties, Licensee shall pay the Company for all materials, samples, and merchandise furnished to Licensee pursuant to
         Article 7(a) hereof in an amount ~equal to the cost of such items to the Company, including the Company's cost of preparing, packing, shipping and transporting such items. All such purchases by Licensee from the Company shall be by letter of credit F.O.B. the nearest point of exit, or, at the Company's sole discretion, by some other means of payment, and payment shall be made not more than sixty (60) days after shipment.
         7. RESPONSIBILITY OF THE COMPANY
         In  order  to  facilitate  the  manufacture,  distribution,  promotion, advertisement and sale of Licensed Articles by Licensee under this Agreement, the Company shall use good faith efforts to: (a) furnish or cause to be furnished to Licensee such information and advice, as in the opinion of the Company, is necessary to implement this Agreement. Such information and advice may include, but is not limited to, drawings and specifications of the Licensed Articles, names and addresses of suppliers of materials, copies of advertisements and sale promotional material or such other information reasonably necessary to carry out this Agreement. Licensee shall pay the Company promptly upon billing for any articles supplied under this Article 7(a) in accordance with Article 6(d); (b) at the Company's discretion, to permit one or more of Licensee's representatives to attend, at Licensee's sole expense, sales conferences or other sales events sponsored or attended by Company representatives; (c) make arrangements under which representatives of Licensee may, at their sole expense, visit one or more factories in which products similar to the Licensed Articles are being manufactured by or for the Company bearing the Company Marks to enable the representatives to study methods of manufacture and related matters. 8. LICENSEE'S USE OF THE COMPANY'S INFORMATION AND ADVICE a) Licensee agrees that it will not, unless upon prior written consent of the company, use, permit the use of, release, give or otherwise distribute or disclose to any third party any of the information, advice, reports, instructions, designs, specifications, technical knowledge, methods, processes, samples or materials ("Trade Secrets") furnished to it by the Company or the Company's contract manufacturers or licensees, except in the manufacture, distribution, promotion, advertisement, and sale of Licensed Articles bearing the Company Marks pursuant to this Agreement.
         b) All Trade Secrets shall remain the sole property of the Company and shall be deemed to be strictly confidential and shall be treated accordingly. c) The undertakings of Licensee as to the Company's Trade Secrets shall not apply to information and materials which Licensee can demonstrate by means of documentary evidence: (i) were already known at or prior to the time this Agreement is executed; (ii) were known by Licensee at or prior to the time this Agreement is executed; (iii) become publicly known through no fault of Licensee after execution of this Agreement; or (iv) through no fault of Licensee, are revealed to Licensee by a third party who is not bound by this Agreement or otherwise in privity with the Company as to the Trade Secrets.
         9. ASSIGNMENT OF SUBLICENSE BY LICENSEE
         None of Licensee's rights granted by this Agreement for the use of any Company Marks, Trade Secrets, or other property may be assigned, sold, sublicensed or otherwise disposed of by Licensee without the prior written consent of the Company in each instance.
         10. LICENSE SALES PROGRAM

          a) Licensee shall faithfully, diligently and to the best of its ability endeavor to promote, advertise, market and increase the sales of Licensed Articles bearing the Company Marks in the Territory. It shall be the responsibility of Licensee to provide active and continuous sales representation in the Territory by actual salesman contact with customers, both existing and prospective. Licensee shall maintain adequate manufacturing, sales and service personnel and adequate inventory levels; conduct advertising and promotional programs and perform such other necessary functions to accomplish maximum sales and distribution of Licensed Articles within the Territory. Licensee shall not adopt, engage in, permit or otherwise use any pricing policies, advertising campaigns, merchandising techniques or other commercial practices which are illegal under the laws of the Territory or which, in the opinion of the Company detract from the good will and reputation of the Company.

b) Licensee shall manufacture, distribute, promote, advertise and sell Licensed Articles bearing the Company Marks only within the Territory and shall not export or cause to be exported any products to other countries without the express written permission of the Company. The restrictions of this paragraph shall not apply if found contrary to applicable law or held unlawful by a court, administrative tribunal, commission, or other authorized public adjudicatory body of competent jurisdiction.


          c) During each Contract Year, Licensee shall expend reasonable sums of money for advertising and promoting Licensed Articles bearing the Company Marks. Such expenditures shall be spread over each Contract Year in a manner consistent with advertising practices in this business in the Territory. During each Contract Year the amount expended for said advertising shall be not less than one percent (1 %) of Licensee's actual Net Sales for the First Contract Year and one percent (1 %) of actual Net Sales for each Contract Year thereafter. Licensee also agrees to keep the Company continually informed as to all advertising, promotion and media programs undertaken pursuant to this Agreement and agrees not to advertise or promote any of the Licensed Articles without receiving the prior written approval thereof from the Company, which approval shall not be unreasonably withheld or delayed. In the event the Company has not commented on the programs after fifteen (15) days, the programs shall be deemed approved. All advertising copy and promotional material shall prominently feature the Company's logos used in accordance with the Company's trademark policies and in accordance with the Company's creative guidelines established from time to time.


d) Licensee agrees to receive a minimum of one pair or unit sample of each new product introduced by the Company. Licensee agrees to pay for the cost and freight on the samples. Such samples shall be delivered by the Company to Licensee when available.
e) Licensee agrees to provide the Company, no later than September 1 of the Current Contract year for the subsequent Contract Year, Licensee's sales, marketing and media plans, including promotions and advertising (collectively the"Plans") for the subsequent Contract year. Company shall have fifteen (15) days to approve or disapprove the Plans. In the event the Company has not commented on the Plans after said fifteen (
         15) days, the Plans shall be deemed approved.


          f) Licensee agrees to provide the Company with a quarterly financial report of results within sixty (60) days following the close of such period. Such financial report shall include: sales by style by customer, the selling price net of any returns and an inventory by style for all Licensed Articles. In addition, Licensee shall provide Company with a copy of its audited financial statements and all generally available public information about Licensee's- financial standing on an annual basis within sixty (60) days following the end of Licensee's fiscal year.


         11. CURRENCY IN WHICH PAYMENTS ARE TO BE MADE
             -----------------------------------------

          a) All payments to the Company required to be made by Licensee pursuant to this Agreement shall be made in currency of the United States of America ("U.S. Funds"), payable by wire transfer to the L. A. Gear, Inc. account with Bank of America, Los Angeles, Account Number 1235202240, or such other account as may be designated by the Company from time to time. If required, Licensee agrees it will seek the necessary government approvals to make such payments to the Company in U.S. Funds.


         b) If the actions of any government or public body make it impossible for Licensee to pay the Company in U.S. Funds, the Company shall have the following options:
(i)   Terminate the Agreement with thirty (30) days written notice to Licensee;
         (ii) Require Licensee to make payment in the currency of any other country selected by the Company by whose currency Licensee may legally pay; (iii) Require Licensee to deposit such payment to the Company's account in a bank selected by the Company in or outside the Territory. If the Company selects option (i) it may nevertheless require Licensee to pay any sums then due or to become due in accordance with options
         (ii) or (iii). In the event the Company selects option (i) or (ii), Licensee shall pay the cost of any conversion of a foreign currency to U.S. Funds 12. OWNERSHIP OF COMPANY PATENTS. TRADEMARKS AND DESIGNS a) Licensee acknowledges that the Company is the exclusive owner of the Company Marks and Company patents, and covenants that neither it nor any person acting for or under it will ever contest such ownership or the exclusive rights of the Company with respect thereto anywhere in the world. The restrictions of this paragraph shall not apply if found contrary to applicable law or held unlawful by a court, administrative tribunal, commission, or other authorized public adjudicatory body of competent jurisdiction.
         b) Nothing in this Agreement shall constitute a warranty by the Company that there are currently no infringements of any of the Company Marks or Company patents within the Territory. Licensee agrees that during the Contract Period it will diligently investigate any infringement or threatened infringement of the Company patents, trademarks, logos, or trade names within the Territory and shall notify the Company of any such infringement or threatened infringement or of any act or threatened act of unfair competition which may come to Licensee's attention and Licensee shall use its best efforts to prevent such infringement or act of unfair competition. Should litigation become necessary to protect the Company's interests in this regard, Licensee shall cooperate fully with the Company to the extent requested. Company will reimburse Licensee for all reasonable expenses incurred in connection therewith. The restriction of this paragraph shall not apply if found contrary to applicable law or held unlawful by a court, administrative tribunal, commission, or other authorized public adjudicatory body of competent jurisdiction.
         13. TERRITORIAL REGISTRATION OF THE COMP ANY TRADEMARKS
             ----------------------------------------------------
         The Company has registered, or applied for registration of, certain of its trademarks in the Territory. In this regard, Licensee agrees to take all proper actions requested by the Company to facilitate and expedite the registrations, provided that the Company reimburses Licensee for all reasonable expenses incurred in connection therewith. If the Company is prevented from registering its trademarks in the Territory by virtue of the existence of this Agreement, Licensee agrees, at the request of the Company, to seek registration in its own name and convey to the Company all right, title and interest to the trademarks which Licensee may thereby obtain, provided that the Company shall reimburse Licensee for all reasonable expenses incurred. Licensee recognizes and agrees that the Company makes no warranties of quiet enjoyment regarding use of the Company Marks in the Territory.
         14. RIGHT OF TERMINATION
         In the event of the occurrence of anyone or more of the following, the Company shall have the right to immediately terminate this Agreement by written notice thereof to the other party but such termination shall not prejudice the rights of the aggrieved party to monies due or to become due under this Agreement.
         a) insolvency, bankruptcy, reorganization, suspension of payments, assignment for the benefit of creditors, appointment of a receiver, institution of any proceedings by or against Licensee under bankruptcy laws or other similar laws;
          b) liquidation or dissolution of either party or discontinuance of the active operation of the enterprise of either party; c) the transfer or sale of all or a majority of the voting stock or other equitable ownership of Licensee without the written consent of the Company, which consent shall not be unreasonably withheld; d) failure of Licensee to pay any royalty or other payment due the Company under this Agreement for a period of thirty (30) days from the date such payment is due and payable;

          e) the failure of Licensee to comply with each of the following for each Contract Year:

         (i) Minimum Royalty commitment; or
         (ii) Provide Contract Year Quarter financial data.
         f) the manufacture, distribution, advertisement or sale by Licensee in the Territory of athletic and. leisure footwear, activewear or accessories other than pursuant to this License Agreement and not previously approved in writing by the Company, which approval shall not be unreasonably withheld. The subsection shall not be interpreted to mean that Licensee may not conduct its existing businesses through its wholly owned subsidiaries- g) the breach of or failure by either party to perform or observe any of the other terms and conditions of this Agreement, provided said breach or failure shall continue for a period of thirty (30) days after written notice thereof from the other party.
         15.  EFFECT  OF  TERMINATION  OR  EXPIRATION  a)  From  and  after  the termination of this Agreement, whether by expiration of the Contract Period or termination pursuant to Article 14 or for any other reason, any and all rights acquired by Licensee to the use of the Company Marks and Trade Secrets, shall terminate and cease absolutely, and except as provided in subsection (b) of this Article, Licensee shall not thereafter manufacture, advertise, promote, distribute or sell any Licensed Articles in the Territory in connection with the Company Marks. Licensee's obligations regarding use and dissemination of the Company's Trade Secrets shall survive the termination of this Agreement. b) Any Licensed Articles manufactured or in the process of manufacture by Licensee prior to the expiration or termination of this Agreement and as to which any of the Company Marks has been attached or affixed may be sold by Licensee, but only during the one hundred-eighty
         (180) day period next following the date of expiration or termination, subject to the condition that Licensee pay to the Company all Earned Royalties and other payments due and following the Company at the date of expiration or termination and to the further condition that Licensee continues to pay to the Company all Earned Royalties accruing during such one hundred-eighty (180) day period within thirty (30) days following the end of each calendar month and delivers to the Company at the time of such payment an itemized statement in the form required by
         Article 6(b) hereof for each such calendar month.
                  Notwithstanding anything to the contrary contained herein, Licensee shall not manufacture, distribute, sell or dispose of any articles licensed hereunder after the expiration or earlier termination of this Agreement if Licensee departs from the standards required by the Company in accordance with this Agreement. Licensee hereby covenants that it will, upon termination of this agreement, promptly assign and transfer to the Company any property rights which Licensee may have acquired in the Company Marks and shall destroy or return all drawings, molds, dies and similar equipment or materials in its control or possession used for the production or reproduction or imprinting of the Company Marks on the Licensed Articles and furnish to the Company satisfactory evidence of such return or destruction. Licensee agrees, subsequent to the expiration of this Agreement, not to register, attempt to register or use, except as provided herein, any Company Marks and trademarks that are confusingly similar to the Company Marks.
         16. FINAL STATEMENT UPON TERMINATION OR EXPIRATION a) Licensee shall deliver, as soon as practicable, to the Company a statement indicating the number and description of Licensed Articles bearing any of the Company Marks under this Agreement on hand or in process of manufacture as of (i) sixty (60) days prior to the expiration of the Contract Period; and (ii) sixty (60) days after receipt from the Company of any notice terminating the license granted hereunder or, in the event no such notice is required, sixty (60) days after the occurrence of any event which terminated such license.
         b) The Company shall have the option, at its expense, to have an independent certified public accountant conduct a physical inventory during reasonable business hours of Licensee's manufacturing and distribution facilities in order to ascertain or verify such inventory or statement. In the event Licensee refuses to permit the Company to conduct such physical inventory, Licensee shall forfeit its right hereunder to dispose of such inventory. In addition to such forfeiture the Company shall have recourse to all other legal remedies available to it. 17 COMPANY RIGHT OF INSPECTION OF LICENSEE FACTORIES a) The Company shall have the right, at its own expense, to have its representatives from time to time, during reasonable business hours, visit and inspect the factory or factories of Licensee in which Licensed Articles bearing any of the Company Marks are manufactured for the purpose of observing the method of manufacture, quality of materials used, products produced, and any other matters relevant under this Agreement.
         b) Licensee shall reimburse the Company for any expense for travel to the Territory or elsewhere which may be incurred by representatives of the Company at the request of Licensee and such payments shall be made by Licensee to the Company in U.S. Funds within thirty (30) days from billing thereof.
         18. AGREEMENT COUNTERFEIT UNFAIR COMPETITION
             -----------------------------------------
         Licensee agrees to notify the Company, in writing, of any infringements or counterfeits of, or any unfair competition affecting the trademarks licensed hereunder immediately upon gaining knowledge thereof and to cooperate fully in any action thereon which the Company, in its sole discretion, deem appropriate. Licensee shall, however, be entitled to take or institute any action thereon, either by way of informal protest or legal, equitable or criminal proceedings, with the express written approval of the Company, which approval shall not be unreasonably withheld, but Licensee shall not be entitled to call upon the Company to take action thereof; all such matters shall be entirety within the discretion of the Company.
         19 EMNIFICATION FOR PRODUCTS LIABILITY CLAIMS
         a) Licensee agrees to indemnify the Company from any and all claims, demands or judgments, including incidental costs and attorneys' fees incurred in connection therewith against the Company for injuries or damages to purchasers or users of the Licensed Articles manufactured by Licensee. The foregoing indemnification of the Company by Licensee shall extend to any and all products liability claims arising as a result of the Company's ownership and control of the trademarks under which the Licensed Articles are manufactured and sold by Licensee, including, but not limited to, claims arising out of breach of implied or express warranties, strict tort liability or negligence.
         b) Licensee shall indemnify, defend and hold Company harmless from any and all claims, demands or judgments, including incidental costs and attorney's fees, incurred in connection with the use by Licensee of any marks, names, lettering, words, designs of any description, other than the Company Marks used by Licensee on or in relation to the Licensed Articles.
         c) Licensee shall, at its own cost, defend against any claims brought or actions filed against the Company on a products liability theory whether such claims or actions are rightfully or wrongfully brought or filed, and the company shall execute all papers necessary in connection with such suit and shall testify in any such suit whenever required to do so by Licensee all, however, at the expense of Licensee with respect to travel and similar out-of-pocket disbursements. d) The Company shall promptly give written notice to Licensee of any claims against the Company with respect to the subject of indemnity contained herein.
         e) Licensee agrees that should insurance be required to be maintained within ~ the Territory, it shall comply with such laws and regulations.
         20. NOTICES
         Any written notice authorized or required by this agreement shall be deemed to be duly given when sent by registered mail, postage prepaid, or by express mail or courier service, addressed to one party or the other, as the case may be, as stated in this Article unless either party shall previously have given to the other party written notice of a change of such address.

         COMPANY                                        LICENSEE

         L. A. Gear, Inc.                     Aarica Holding S.A. de C. v.
                                              Lago Chalco 156 Col. Anahuac
         2850 Ocean Park Boulevard
         3rd Floor
         Santa Monica, California 90405       Mexico, D.F.C.P. 11320
         ATTN: CEO                            ATTN: Carol Kolozs


         21. NO JOINT VENTURE
             -----------------
         Nothing contained herein shall be construed as creating a joint venture, partnership, agency, employment relationship or other enterprise between the parties and neither party shall have the power to obligate or bind the other in any manner whatsoever.
         22. APPLICABLE LAW
             ---------------
         The parties agree that the State of California U.S.A. law governs the provisions and interpretation of this Agreement and that the English language version thereof shall be the controlling document.
         23  ARBITRATION
         The parties shall attempt to settle all controversies and disputes arising hereunder amicably, promptly and fairly. Any controversy or claim arising out of our relating directly or indirectly to this Agreement, including but not limited to transactions pursuant thereto, rights and obligations of the parties thereunder, the capacity or authority of the parties thereto, the performance or breach thereof, and the termination, renewal or non-renewal thereof, not capable of satisfactory amicable resolution within thirty (30) days after written notice sent by one party to the other setting forth with specificity any such controversy or claim, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. The award shall be made by panel of three (3) arbitrators. It is expressly agreed by the parties that arbitration shall be held in the offices of the American Arbitration Association, in Los Angeles, California U.S.A.,. or such other locations within the State of California as the American Arbitration Association may direct. Such arbitration shall be conducted in the English language and the arbitrators shall apply the laws of the State of California. The institution of any arbitration proceeding hereunder shall not relieve the Licensee of its obligation to make payments accrued hereunder to the Company during the continuance of such proceeding. The decision by the arbitrators shall be binding and conclusive upon the parties, their successors and assigns and they shall comply with such decision in good faith, and each party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment with respect to the decision of the arbitrators hereunder. Notwithstanding the foregoing, judgment upon the award may be entered in any court where the arbitration takes place, or any other court having jurisdiction over the losing party.
         24. SIGNIFICANCE OF HEADINGS
             -------------------------
         Paragraph headings contained herein are solely for the purpose in aiding in speedy location of subject matter and are not in any sense to be given weight tin the construction of the Agreement.
         25. ASSIGNMENT NO W AIVER
             ----------------------
         This Agreement and any rights herein granted shall inure to the benefit of and be binding upon the parties hereto and their respective successors or assigns, provided, however, that this Agreement shall be freely assignable by the Company but shall not be assigned, sublicensed, or encumbered by Licensee without the written consent of the Company. This Agreement constitutes the entire agreement and understanding between the parties hereto and cancels, terminates and supersedes any prior agreement or understanding relating to the subject matter hereof. None of the provisions of this Agreement can be waived or modified except expressly in writing signed by both parties hereto, and there are no representations, promises, agreements, warranties, covenants or undertakings other than those contained herein. No waiver or modification of any right or obligation arising under this Agreement shall be construed as a waiver or modification of any other right or obligation. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach of the same or any other term or condition hereof. Notwithstanding the above Licensee shall have the right to assign this Agreement to a wholly owned subsidiary of Licensee upon written notice to the Company.
         26. MODIFICATIONS
         No modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith.
         27  FORCE MAJEURE
         If either party to this Agreement is temporarily unable to perform its obligations hereunder because of fire, strike, freight embargoes, government restrictions or regulations, war, emergency or other cause reasonably beyond its control, then no liability to the other party or right to terminate shall exist for failure of the one party to perform during such period.
          28. GOVERNMENT APPROVAL
              --------------------
         Licensee shall be responsible for obtaining all necessary approvals from the government(s) of Territory with respect to this Agreement.
         Licensee warrants and agrees that it shall comply with all laws, regulations, and rules of relevant public authorities in the Territory and shall procure and maintain all licenses, permits, approvals and authorizations necessary to lawfully conduct business under this Agreement. In the event that Licensee is unable to obtain all such approvals within one hundred-eighty (180) days of the execution of this Agreement, the Company shall have the right to terminate the Agreement immediately upon written notice to Licensee.
         29. SEPARABILITY OF PROVISIONS
             ---------------------------
         If any term or condition of this Agreement is held to be invalid or unlawful by a court of competent jurisdiction, such a finding shall in no way affect the remaining obligations of the parties hereunder and the court may substitute a lawful term or condition for any provision found to be unlawful, provided that any such substituted term or condition shall not deny the parties the benefits arising to them under this Agreement.
         30. CAPACITY
         Each of the parties represents and warrants that it has the capacity and right to enter into this Agreement and that its entry into this Agreement in no way violates the provisions of any existing Agreement into which it has entered.
         31. FULL NEGOTIATION
             -----------------
         The parties state and agree that this Agreement was fully negotiated between them and that none of the provisions hereof shall be interpreted as having been drafted by either party to the exclusion of the other.
         32. COUNTERPARTS
         This Agreement may be executed in two (2) counterparts, each of which will be deemed an original, but both of which together shall constitute one and the same instrument.
         33. STANDARD OF REVIEW
         In reviewing any and all required or requested documentation, or requests for information, which may be provided in accordance with the terms of this Agreement, including but not limited to, budgets, marketing plans, promotional campaigns, standards and procedures, Company and Licensee agree to use the standard of a reasonably prudent businessman in all such requests or review of materials provided pursuant to such requests or requirements.
         34. RIGHT OF FIRST REFUSAL
             -----------------------
         In the event the laws and regulations of the United States of America are changed which would permit the granting of a license by the Company for the territory of Cuba, Licensee shall have the right of first refusal to accept such additional territory.
         IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the date and year first above written in duplicate originals by its duly authorized representatives.

         "LICENSEE"                                "COMPANY"

         AARICA Holdings S.A. DE C.V.              L.A. GEAR, INC.

         By: /s/ illegible_______                  By: /s/Carol Kolozs
            -------------                         -------------------
         Title: President                          Title: President
          -------------------                  -------------------